Exhibit 10.19

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made as of August 29, 2014 by and between SUNSHINE HEART, INC., a Delaware corporation, whose address is 12988 Valley View Road, Eden Prairie, Minnesota 55344 (the “Company”) and PATRICK VERTA whose address is 5282 E. Lomita Avenue, Orange, California 92869 (“Employee”).  The parties agree as follows:

ARTICLE 1
EMPLOYMENT TERMINATION, CONSIDERATION AND RESIGNATION

1.1                               TERMINATION OF EMPLOYMENT.  Employee’s employment with the Company shall terminate as of August 29, 2014 (the “Termination Date”).  Effective as of the Termination Date, Employee resigns from every office of the Company held by Employee and/or its related entities. The Company shall pay Employee’s compensation for hours worked through the end of August 2014, subject to withholding and payable in accordance with the Company’s payroll practices.  The Company agrees to pay Employee in full and final settlement of all vacation pay entitlement on the Company’s books as of the Termination Date, the aggregate sum of One Thousand Four Hundred Sixteen dollars and Twenty-three cents ($1,416.23), subject to payroll deductions and all required withholdings. In addition, the Company will reimburse Employee for his outstanding travel and entertainment expenses remaining on the Company’s books, which are properly reviewed and approved according to firm policy on the Termination Date.  Employee will receive the foregoing payments regardless of whether he signs this Agreement.

1.2                               SEPARATION CONSIDERATION.  As consideration for Employee’s agreements and releases set forth herein, following the later to occur of the (A) execution of this Agreement and expiration of the Revocation Period (as defined below) and (B) the Termination Date, and recognizing that without execution of this Agreement, Employee would not be entitled to any additional compensation beyond wages due, the Company agrees to provide Employee with the following benefits after the Termination Date, provided this Agreement becomes effective in accordance with Section 2.2:

A.                                    the Company agrees to provide Employee payments equal to two (2) months of Employee’s annual base salary which shall be paid in accordance with the Company’s standard payroll practices and policies during the two (2) months following the Termination Date subject to payroll deductions and all required withholdings;

B.                                    upon the Termination Date, Employee will be credited with an additional two (2) months of vesting on all issued and outstanding stock options held by Employee as of the Termination Date; and

C.                                    provided that Employee timely elects continued health insurance coverage under the federal COBRA law, the Company will pay one-hundred percent of the cost of premiums for such health and dental insurance continuation coverage until October 31, 2014.  Notwithstanding anything to the contrary in this Section 1.2.B., Employee’s entitlement to any benefits or payments under this Section 1.2 B. shall cease on such date that Employee becomes eligible to receive health insurance coverage from another employer group health plan due to Employee’s employment with a future employer.

1.3                               CONFLICT WITH OTHER AGREEMENTS.  In the event of any conflict of the provisions between this Agreement and that certain offer letter agreement describing Employee’s employment terms dated as of August 18, 2013, by and between the Company and Employee (the “Employment Terms Letter”), and the Change in Control Agreement dated as of August 18, 2013, by and between the Company and Employee (the “Change in Control Agreement”), the provisions set forth in this Agreement shall control.  In the event of any conflict between this Agreement and the provisions of that certain Employee Proprietary Information, Inventions Assignment Agreement dated as of August 19, 2013, by and between the Company and Employee (the “Invention Assignment Agreement”), the terms and conditions of the Invention Assignment Agreement shall control over the terms of this Agreement.  Effective as of the Termination Date, the Change in Control Agreement shall terminate in its entirety.

1.4                               ACKNOWLEDGEMENT.  Except as contemplated by Section 1.2 above, the parties acknowledge and agree that Employee is not, and shall not after the Termination Date, be eligible for any additional payment by the Company of any bonus, salary, vacation pay, retirement pension, severance pay, back pay, or other remuneration or compensation of any kind in respect of employment by the Company. Employee hereby confirms to the Company that the Invention Assignment Agreement contains a complete list of all inventions or improvements, if any, to which Employee claims ownership and desires to remove from the operation of the Invention Assignment Agreement.  Employee further agrees that the Invention Assignment Agreement remains in full force and effect, and Employee hereby reaffirms his obligations arising under the terms of the Invention Assignment Agreement.  Employee agrees to return to the Company all Company documents and materials, apparatus, equipment and other physical property in Employee’s possession on the Termination Date and in the manner directed by the CEO of the Company.

1.5                               COOPERATION AND ASSISTANCE.  Following the Termination Date, Employee agrees to furnish such information and assistance to the Company as may be reasonably required by the Company in connection with any issues or matters of which Employee had knowledge during his employment with the Company.  In addition, Employee shall make himself reasonably available to assist the Company in matters relating to the transition of his prior duties to other employees of the Company (including his successor), as may be reasonably requested by the Company.  The Company shall reimburse Employee for the reasonable documented out-of-pocket expenses incurred by him in providing such cooperation and assistance; provided that any such expense exceeding Five Hundred Dollars ($500) shall require the advance consent of the Chairman of the Board.  Any services rendered by Employee pursuant to this Section 1.5 shall be compensated at Employee’s effective hourly rate as of the Termination Date, unless a different rate is negotiated by the Parties.

1.6                               CLAIMS AGAINST THE COMPANY.  At the Company’s cost, Employee agrees to cooperate with the Company in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party.  Further, to the fullest extent permitted by law, Employee will not cooperate with or assist any person or entity asserting or investigating a claim against the Company unless required to do so by a lawfully issued subpoena, by court order or as expressly provided by regulation or statute.  If Employee is served with a subpoena or is required by court order or otherwise to testify or produce documents in any type of proceeding involving the Company, he shall immediately advise the Company of same and cooperate with the Company, at the Company’s cost, in objecting to such request and/or seeking confidentiality protections.

ARTICLE 2
RELEASE AND NON-DISPARAGEMENT

2.1                               EMPLOYEE RELEASE OF CLAIMS.  In consideration for the separation consideration set forth in this Agreement, Employee, on behalf of himself, his heirs, executors, legal representatives, spouse and assigns (“Employee Releasing Parties”), hereby fully and forever releases the Company and its respective past and present officers, directors, employees, investors, stockholders, administrators, subsidiaries, affiliates, predecessor and successor corporations and assigns, attorneys and insurers (the “Company’s Released Parties”) of and from any and all claims, duties, liabilities, demands, obligations, actions, causes of action, and losses of every kind and nature whatsoever, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred through the date that Employee signs this Agreement, including, without limitation, any and all claims:

A.                                    which arise out of, result from, or occurred in connection with Employee’s employment by or consulting to the Company or any of its affiliated entities, the termination of that employment or consulting relationship, any events occurring in the course of that employment or consultancy, or any events occurring prior to the execution of this Agreement;

B.                                    for wrongful discharge, discrimination, harassment and/or retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; slander, libel or invasion of privacy; constructive termination of employment; violation of public policy; fraud, misrepresentation or conspiracy; and false imprisonment;

C.                                    for a violation of any federal, state or municipal statute, regulation or ordinance relating to employment, all as amended, including, without limitation, (1) Title VII of the Civil Rights Act of 1964, (2) 42 U.S.C. § 1981, (3) the Civil Rights Act of 1991, (4) the Employee Retirement and Income Security Act of 1974, (5) the Age Discrimination in Employment Act of 1967 (the “ADEA”), (6) the Older Workers’ Benefit Protection Act (“OWBPA”), (7) the Americans with Disabilities Act of 1990, (8) the Family Medical Leave Act, (9) the Equal Pay Act), (10) the Minnesota Human Rights Act (the “MHRA”), (11) the Minnesota Equal Pay for Equal Work Law, (12) the Minnesota healthcare worker whistleblower protection laws, (13) the Minnesota family leave law, (14) the Minnesota personnel record access statutes, (15) the California Fair Employment and Housing Act, (16) the Rehabilitation Act of 1973, (17) the California and United States Constitutions, (18) the California Labor Code, (19) the California Business and Professions Code, (20) the California Family Rights Act, (21) the California Government Code, and (22) the California Wage Orders;

D.                                    for back pay or other unpaid compensation;

E.                                    relating to equity of the Company; and/or

F.                                     for attorneys’ fees, penalties and costs.

Employee represents that he has not filed any lawsuit, arbitration, or other claim against any of the Company’s Released Parties.  Employee states that he knows of no violation of state, federal, or municipal law or regulation by any of the Company’s Released Parties, and knows of no ongoing or pending investigation, charge, or complaint by any agency charged with enforcement of state, federal, or municipal law or regulation.  Employee further agrees he shall not receive any monetary damages, recovery and/or relief of any type related to any released claim(s), whether pursued by Employee or any governmental agency, other person or group based on the released claims.

This release in all respects has been voluntarily and knowingly executed with the express intention of effecting the legal consequences provided in the California Civil Code § 1541, that is, the extinguishment of obligations herein designated.  The parties agree, with the advice of counsel, that this is a general release and that Civil Code section 1542 is waived by Employee.  Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

2.2                               ACKNOWLEDGMENT OF WAIVER OF CLAIMS UNDER ADEA AND MHRA.  Employee acknowledges that he is waiving and releasing any rights he may have under the OWBPA, the ADEA and the MHRA, and that this waiver and release is knowing and voluntary.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement and that if he signed this Agreement before expiration of that twenty-one (21) calendar day period, he did so knowingly and voluntarily and with the intent of waiving his right to utilize the full twenty-one (21) calendar day consideration period; (c) he has the right to revoke his release of claims, insofar as it extends to potential claims arising under the ADEA, by informing the Company of such revocation within seven (7) calendar days following his execution of this Agreement; and (d) he has the right to rescind his release of claims, insofar as it extends to potential claims arising under the MHRA, by informing the Company of such rescission within fifteen (15) calendar days following Employee’s execution of this Agreement.  Employee further understands that these revocation and rescission periods shall run concurrently, and that this Agreement is not effective until the fifteen (15) day rescission period (the “Revocation Period”) has expired.  Communication of any such revocation by Employee to the Company shall be provided in writing and mailed by certified or registered mail with return receipt requested and addressed to the Company at its principal corporate offices to the attention of its Chairman of the Board.

2.3                               NO ADMISSION OF LIABILITY.  Neither this Agreement nor any statement contained herein shall be deemed to constitute an admission of liability on the part of the parties herein released.  This Agreement’s execution and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement.

2.4                               NON-DISPARAGEMENT.  The parties covenant and agree that they shall not make or cause to be made any statements, observations, or opinions, or communicate any information (whether in written or oral form), that defame, slander or are likely in any way to harm the reputation of the the other Party or that Party’s Released Parties or tortiously interfere with any of the other Party’s business relationships.  The Parties acknowledge and agree that any violation of the covenants contained in this Section will result in irreparable damage to the other Party and that the other Party shall be entitled to injunctive and other equitable relief.  This provision with respect to injunctive relief shall not, however, diminish the right to claim and recover damages or other remedies in addition to equitable relief.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1                               REPRESENTATIONS AND WARRANTIES OF EMPLOYEE.  Employee warrants and represents to the Company that he:

A.                                    has been advised to consult with legal counsel and has had the opportunity to consult with legal counsel prior to entering into this Agreement;

B.                                    has carefully read and understands all the terms and conditions of this Agreement;

C.                                    has voluntarily executed this Agreement without any duress or undue influence and with the full intent of releasing all claims;

D.                                    has received no promise, inducement or agreement not herein expressed with respect to this Agreement or the terms of this Agreement;

E.                                    is the only person who is or may be entitled to receive or share in any damages or compensation on account of or arising out of his relationship with, or providing services to, the Company or any of its affiliated entities, the termination of that relationship or services, any actions taken in the course of that relationship or services, and any events related to that relationship or services or occurring prior to the execution of this Agreement;

F.                                     understands and agrees that in the event any injury, loss, or damage has been sustained by him which is not now known or suspected, or in the event that the losses or damage now known or suspected have present or future consequences not now known or suspected, this Agreement shall nevertheless constitute a full and final release as to the parties herein released, and that this Agreement shall apply to all such unknown or unsuspected injuries, losses, damages or consequences; and

G.                                   expressly acknowledges that his entry into this Agreement is in exchange for consideration in addition to anything of value to which he is already entitled.

3.2                               AUTHORITY.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that he has not assigned any claim released under this Agreement, and there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

3.3                               NO OTHER REPRESENTATIONS.  Neither party has relied upon any representations or statements made by other party hereto which are not specifically set forth in this Agreement.

ARTICLE 4
MISCELLANEOUS

4.1                               CONFIDENTIALITY.  Employee agrees to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (collectively, the “Separation Information”), provided that Employee may share the Separation Information with his accountant or financial advisor to the limited extent needed for that person to prepare his tax returns, his spouse, and his attorney.  In addition, Employee may reveal to potential employers only those Sections of this Agreement that would restrict his activities or ability to disclose information with respect to any such future employer.

4.2                               REMEDIES.  In addition to any other legal, contractual and/or equitable remedies, the Company’s obligation to provide the payment identified in Section 1.2 shall immediately cease if the Company, in reasonable and good faith, believes Employee has breached one or more obligations of this Agreement, the Invention Assignment Agreement, and/or any other contractual or legal obligation Employee owes to the Company.

4.3                               SEVERABILITY.  Should any provision of this Agreement be declared or be determined by any arbitrator or court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

4.4                               ENTIRE AGREEMENT.  This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and his compensation by the Company, provided, however, that this Agreement does not supersede or modify the Invention Assignment Agreement, which shall remain in full force and effect.  This Agreement may only be amended by a writing signed by Employee and the Company.

4.5                               ASSIGNMENT.  This Agreement may not be assigned by Employee without the prior written consent of the other party.  The Company may assign this Agreement without Employee’s consent in connection with a merger or sale of its assets and/or to a corporation controlling, controlled by or under common control with the Company.  This Agreement shall inure to the benefit of, and be binding upon, each Party’s respective heirs, legal representatives, successors and assigns.

4.6                               GOVERNING LAW; CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.  Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Minnesota for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement, and consents to the laying of venue in such courts.  EACH OF THE PARTIES KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.  In addition, should it become necessary for either Party to seek to enforce any of the covenants contained in this Agreement through any legal, administrative or alternative dispute resolution proceeding, the prevailing Party in such enforcement action shall be entitled to reimbursement of its reasonable fees and expenses (legal costs, attorney’s fees and otherwise) related thereto by the other Party.

4.7                               COUNTERPARTS/ FACSIMILE SIGNATURE.  This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.

4.8                               EMPLOYMENT STATUS; NO APPLICATION FOR FUTURE EMPLOYMENT. Employee acknowledges that his employment with the Company has ceased.  Employee agrees that he will not attempt to procure employment or seek reinstatement with the Company or its affiliates at any time, nor or in the future, either as an employee, an independent contractor or in any other capacity.

SIGNATURES ON THE FOLLOWING PAGE

The Parties have executed this Separation and Release Agreement as of the date set forth below.

SUNSHINE HEART, INC.

By:	/S/ DAVE ROSA	/S/ PATRICK VERTA
Name:	Dave Rosa	PATRICK VERTA
Title:	CEO	Date:	30 Aug 2014

ELECTION TO EXECUTE PRIOR TO EXPIRATION OF
TWENTY-ONE DAY CONSIDERATION PERIOD
(To be signed only if Separation and Release Agreement is signed prior to expiration of 21 days after it is presented to employee)

I understand that I have up to twenty-one (21) days within which to consider and execute the foregoing Separation and Release Agreement.  However, after having had sufficient time to consider the matter and to consult with counsel, I have freely and voluntarily elected to execute the Separation and Release Agreement before the twenty-one (21) day period has expired.

/S/ PATRICK VERTA
PATRICK VERTA

Date:	30 Aug 2014

SIGNATURE PAGE TO SEPARATION AND RELEASE AGREEMENT